                                                                   Exhibit 99.02

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                 Financial Statements and Supplemental Schedule

                           December 31, 2000 and 1999

                  (With Independent Auditors' Report Thereon)

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

                           DECEMBER 31, 2000 AND 1999



                                      Index

                                                                           Page

Independent Auditors' Report                                                 1

Financial Statements:

  Statements of Net Assets Available for Plan Benefits
     at December 31, 2000 and 1999                                           2

  Statements of Changes in Net Assets Available for Plan Benefits
     for the Years Ended December 31, 2000 and 1999                          3

  Notes to Financial Statements                                              4

Supplemental Schedule *

  Schedule H, Line 4i -- Schedule of Assets (Held at End of Year)           15



* Schedules required by Form 5500 which are not applicable have not been included.

                          INDEPENDENT AUDITORS' REPORT




To the Plans Administration Committee of
    Citigroup  Inc.:

We have audited the accompanying statements of net assets available for plan benefits of Travelers Group 401(k) Savings Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our December 31, 2000 audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule H, Line 4i -- Schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan Administrator. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements, taken as a whole.


New York, New York                                                    KPMG LLP
June 15, 2001

                       TRAVELERS GROUP 401(k) SAVING PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                           DECEMBER 31, 2000 AND 1999


                                                      2000                 1999
                                                      ----                 ----
ASSETS
Investments, at  fair value (notes 2 and 4)      $7,220,930,858      $6,631,058,493
Receivables:
   Contributions                                      8,579,545           9,122,920
   Dividends and Other                               19,926,872           6,103,539
                                                 --------------      --------------
                  Total Receivables                  28,506,417          15,226,459
                                                 --------------      --------------
                  TOTAL ASSETS                    7,249,437,275       6,646,284,952
                                                 --------------      --------------
LIABILITIES

Dividends and Interest                                       --               9,283
Administrative Fees Payable                           2,955,624           1,125,145
                                                 --------------      --------------
              TOTAL LIABILITIES                       2,955,624           1,134,428
                                                 --------------      --------------
NET ASSETS AVAILABLE FOR PLAN BENEFITS           $7,246,481,651      $6,645,150,524
                                                 ==============      ==============

See accompanying notes to financial statements.

                       TRAVELERS GROUP 401(k) SAVING PLAN

         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                       2000                 1999
                                                                       ----                 ----
Additions to Net Assets Attributable to:
Investment Activity:
    Dividends                                                   $  220,399,729       $  170,039,853
    Interest                                                        40,298,885           54,098,958
    Net Appreciation in Fair Value of Investments (Note 2)         480,618,155        1,736,134,744
                                                                --------------       --------------
                                                                   741,316,769        1,960,273,555

    Less:  Trustee/Administrative Expenses                          (5,246,063)          (5,406,249)
                                                                --------------       --------------
       Net Investment Income                                       736,070,706        1,954,867,306
                                                                --------------       --------------
Contributions:
    Participant                                                    287,166,918          255,957,675
    Employer                                                        13,234,848           12,036,876
                                                                --------------       --------------
    Total contributions                                            300,401,766          267,994,551
                                                                --------------       --------------
Total additions                                                  1,036,472,472        2,222,861,857

Distributions to Participants                                     (435,141,345)        (407,379,452)
                                                                --------------       --------------
                                                                  (435,141,345)        (407,379,452)
                                                                --------------       --------------
    Net Increase in Net Assets Available for Plan Benefits         601,331,127        1,815,482,405
                                                                --------------       --------------
Net Assets Available for Plan Benefits
    Beginning of Year                                            6,645,150,524        4,829,668,119
                                                                --------------       --------------
    End of Year                                                 $7,246,481,651       $6,645,150,524
                                                                ==============       ==============

See accompanying notes to financial statements.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


(1)   PLAN DESCRIPTION

      The following brief description of Travelers Group 401(k) Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Travelers Group 401(k) Savings Plan Document for more complete information.

      On October 8, 1998 Citicorp merged with and into a newly formed, wholly owned subsidiary of Travelers Group Inc. ("Travelers"), and Travelers changed its name to Citigroup Inc. ("Citigroup").

      The Plan covers all eligible employees of the former Travelers, and eligible employees of subsidiaries and affiliates of Travelers (collectively, the "Company"). The Plan is administered by the Plans Administration Committee of Citigroup Inc, and the Plan sponsor is Citigroup.

      EMPLOYEE CONTRIBUTIONS

      The Plan is a defined contribution plan designed to encourage savings on the part of eligible employees. Eligible employees may elect to have a portion of their regular pay, including overtime, reduced each pay period, in any one percent increment, by an amount from 1% to 20% of their compensation (subject to a statutory limitation of $10,500 for 2000 and $10,000 for 1999) as pre-tax contributions. Employee pre-tax contributions and employer contributions (described below), as well as the earnings thereon, are taxed to the participant at the time of distribution.

      EMPLOYER CONTRIBUTIONS

      There are four types of employer contributions:

      a.    Special Company Contribution

            For the plan year ended December 31, 2000 ("2000 Plan Year"), Citigroup contributed, on behalf of each eligible participant, $350 for each full-time eligible employee earning $40,000 or less per annum who was employed by the Company at December 31, 2000 and had at least one year of service. In addition, in the 2000 Plan year, Citigroup contributed $175 for each part-time eligible employee employed by the Company as of December 31, 2000 and had at least one year of service , who was eligible to participate in the Plan on December 31, 1999, and earned an hourly rate of less than or equal to $20/hour during the year ended December 31, 2000.

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



            Citigroup employees earning more than $40,000 per annum were not eligible to receive the Special Company Contribution. Additionally, employees employed as retail financial consultants at a domestic office of Salomon Smith Barney within the United States or the Commonwealth of Puerto Rico were not eligible to receive the Special Company Contribution.


      b.    5% Discount On Stock Funds

            Citigroup makes contributions on behalf of eligible participants who elect to have pre-tax contributions invested in the Citigroup Common Stock Fund and, up to March 31, 2000, the Travelers Property Casualty Common Stock Fund, by having such contributions invested at a 5% discount from the fair value of such stock ("Discount Contributions").

      c.    Citibuilder Company Contribution

            Effective January 1, 2000 Citigroup provides a contribution to the Citigroup Stock Fund on behalf of eligible participants as defined in the plan document on the basis of their total compensation as defined by the Plan. Participants credited with at least one year's service and employed on December 31 of that year receive a Citibuilder Company Contribution as shown on the following chart:


--------------------------------------------------------------------------------
IF THEIR TOTAL COMPENSATION IS:    % OF TOTAL COMPENSATION
--------------------------------------------------------------------------------
Up to $49,999.99                   3%
--------------------------------------------------------------------------------
$50,000-$99,999.99                 Up to 3%
                                   For each $1 participants contribute, the
                                   Company will contribute $1, up to 3% of
                                   their total compensation.
--------------------------------------------------------------------------------
$100,000-$249,999.99               Up to 2% (on total compensation of up to
                                   $170,000 for 2000). For each $1 participants
                                   contribute, the Company will contribute 50
                                   cents up to 2% of their total compensation.
--------------------------------------------------------------------------------
$250,000 and above                 There is no Citibuilder Company Contribution.
--------------------------------------------------------------------------------

                       TRAVELERS GROUP 401(k) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


            Eligible employees for the Citibuilder Company Contribution are those of Citigroup Corporate (excluding the Investment Group).


      d.    Aetna Supplemental Contribution

            This company contribution is a supplement to the Travelers Group 401(k) and pension plans. This Supplemental Contribution was set as a part of the April 2, 1996 merger agreement between Travelers Property Casualty, and Aetna Casualty & Surety. It provides a fixed, annual contribution into the Travelers Group 401(k) Savings Plan (by the Company) to all eligible employees.

            Eligible employees are those employees who participated in the Retirement Plan for Employees of Aetna Life & Casualty Company as of April 2, 1996, and transferred from Aetna Casualty & Surety Company to Travelers Property Casualty, and did not transfer back to Aetna prior to January 1, 1997. Additionally, employees who were continuously employed by Aetna immediately prior to and after April 2, 1996, and then transferred to Travelers Property Casualty between April 3 and December 31, 1996 are also eligible.

            As soon as administratively possible following the end of each calendar year, the Company contributes an amount determined in accordance with the point formula to the 401(k) account of each eligible employee. The points that an employee is entitled to are calculated as follows:

                  Annual Base Compensation and Bonus received as of April 2,
                  1996 (up to a Maximum of $150,000).
            X     Point assignment based on age (on April 2, 1996) and years of service through 12/31/97 as defined by the plan.
            =     Allocation points.

            The value of an allocation point equals $4,000,000 divided by the sum of all allocation points for all transferred employees.

            The contribution amount for each eligible employee is fixed for each year the employee remains actively employed. In the year an employee terminates employment, retires, becomes disabled or dies, the contribution will be prorated to reflect the number of full months worked. The annual supplemental contribution is 100% vested upon deposit into the 401(k) Plan.

                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


      VESTING

      The rights of a participant to his/her contributions and any earnings thereon are at all times fully vested and non-forfeitable. Prior to January 1, 1997, matching employer contributions for Travelers Participants of the Plan were fully vested and non-forfeitable for those participants whose initial date of employment was before January 1, 1993. For those Travelers participants whose initial date of employment is on or after January 1, 1993, matching employer contributions are 100% vested and non-forfeitable after five years of service.

      Prior to January 1, 1999, matching employer contributions for participants who were employees of Salomon Brothers Inc, a subsidiary of the former Travelers, were immediately vested. With respect to employer contributions formerly referred to as Guideline Benefit Contributions, participants vest 10% per year after completing one year of eligible service with the Company. Commencing with the fifth year of eligible service, the vesting percentage increases to 20% as each subsequent year of eligible service is completed, so that participants become fully vested after completion of seven years of eligible service.

      The Special Company Contribution is fully vested upon deposit into the Plan.

      The 5% discount on Stock Funds is fully vested upon deposit into the Plan

      Citibuilder Company Contributions are subject to a five-year vesting schedule where contributions are 0% vested for four years and are 100% vested after five years of service.

      For the years ended December 31, 2000 and 1999, employer contributions were reduced by approximately $1.2 million and $2.4 million, respectively from forfeitures.

      Although it has not expressed any intention to do so, Citigroup has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In the event of Plan termination, either full or partial, all amounts credited to the participants' accounts shall become 100% vested and, therefore, will not be subject to forfeiture.

                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


      FUND TRANSFERS AND ALLOCATION OF CONTRIBUTIONS

      Participants may elect to divide their contributions among the investment fund options in whole increments divisible by 1%. Employer contributions are invested in accordance with the investment direction specified by the participant.

      A participant may elect to suspend his/her contributions, as soon as administratively practicable, subject to the Plan's notice requirements. Such participant may thereafter resume contributions as of the first pay period after completing an election, subject to the Plan's notice requirements. In addition, a participant may change the rate of his/her contributions as of the first pay period after making such an election subject to the Plan's notice requirements.

      A participant may elect daily to change the allocation of future contributions among the funds at any time.

      A participant may elect to transfer the value of his/her contributions in whole increments of 1% to another investment fund or funds, subject to certain restrictions. The transfer will be effective the following business day if requested prior to 3:00 P.M. eastern.

(2)   INVESTMENTS

            All contributions to the Plan are held in a Trust Fund established under the Plan and, as of December 31, 2000, are invested in one or more of 21 investment funds listed below:

                  Citigroup Common Stock Fund
                  Stable Value Fund*
                  Smith Barney Money Funds Cash Portfolio
                  Smith Barney Government Securities Fund*
                  Smith Barney Diversified Strategic Income Fund
                  Salomon Brothers High Yield Bond Fund
                  Conservative Focus Fund  **
                  Moderate Focus Fund  **
                  Aggressive Focus Fund  **
                  State Street Global Advisors S&P 500 Index Strategy Fund
                 Smith Barney Appreciation Fund
                  Smith Barney Large Cap Growth Fund*
                  Smith Barney Large Cap Value Fund
                  Salomon Brothers Investors Fund*
                  State Street Global Advisors Russell 2000 Index Strategy Fund Smith Barney Aggressive Growth Fund
                  Smith Barney International Equity Fund
                  EuroPacific Growth Fund

                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


                  Templeton Developing Markets Trust
                  Fixed Income Securities Fund ***
                  International Securities Fund ***
                  *   New investment option as of January 1, 1999
                  ** Replaced the Smith Barney Concert Allocation Series Funds on July 1, 2000 and are comprised of parts of the Stable Value Fund; the SSGA Bond Market Index Fund;
                      the Daily EAFE Series A Fund; the Daily Emerging
                      Markets Fund; the SSGA Russell 2000 Fund and the S&P
                      500 Flagship Series A Fund.
                  *** New investment option as of December 2000.


      The following funds were frozen to new participants and new contributions as of January 1, 1999:

                  Van Kampen American Capital Emerging Growth Fund
                  Van Kampen American Capital Enterprise Fund
                  Van Kampen American Capital Comstock Fund
                  Van Kampen American Capital Government Securities Fund American Express Common Stock Fund
                  Salomon Brothers Capital Fund
                  Salomon Brothers Institutional Money Market Fund

      The Plan's remaining investment options were terminated and participants were directed to transfer their account balances into the funds listed above.

      Pursuant to Citigroup's tender offer for Travelers Property Casualty (TAP) Stock, all TAP shares in the TAP Stock Fund of the Travelers Group 401 (k) Savings Plan were either tendered effective April 19, 2000 at a price of $41.95, or acquired in the subsequent merger transaction effective April 20, 2000 for $41.95 depending on the election of each employee invested in the TAP Stock Fund as of April 13, 2000.

      A summary of the Plan's investments as of December 31, 2000 and 1999 is listed below. Investments that represent more than 5% of the Plans assets are separately identified.


                                                   2000                1999
                                                   ----                ----
Investments at fair value as determined by
     quoted market prices:
   Citigroup Common Stock                     $3,652,770,845      $2,987,793,983
   Other Common Stock                            207,095,398         260,118,575
   Fixed Income Securities                       326,038,963         286,599,424
   Smith Barney Aggressive Growth Fund           399,135,884                  --
   State Street Global Advisors S&P 500
      Index Strategy Fund                        366,497,115         419,933,016
   Van Kampen American Capital
      Emerging Growth Fund                                --         380,994,520
   Other Mutual  and Commingled Funds          1,406,949,483       1,416,886,906
                                              --------------      --------------
                                               6,358,487,688       5,752,326,424

                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


      Investments at Contract Value
            Short Term Investment Fund          14,726,002          35,495,579
           Travelers Insurance Company
             Annuity                                    --         353,293,451
           Other Insurance Contracts           714,758,978         368,595,105
           Participant Loans                   132,958,190         121,347,934
                                            --------------      --------------
                                               862,443,170         878,732,069
                                            --------------      --------------
      Total Investments, at value           $7,220,930,858      $6,631,058,493
                                            ==============      ==============

      During the years ended December 31, 2000 and 1999, the Plan's investments (including investments bought, sold and held during the year) appreciated in value by $480 million and $1.7 billion respectively, as follows:

                                                 2000                 1999
                                                 ----                 ----
      Common Stock                         $ 625,508,015        $  285,856,331
      Mutual and commingled funds           (144,889,860)        1,450,278,413
                                           -------------        --------------
                                           $ 480,618,155        $1,736,134,744
                                           =============        ==============

      ROLLOVER AND TRANSFER CONTRIBUTIONS

      The Plan permits participants to have their interests in other qualified profit-sharing plans transferred to the Plan or to make rollover contributions into the Plan from an individual retirement account (or similar arrangement). Such transfers or rollovers to the Plan may only be made with the approval of the Plan Administrator and do not affect any other contributions made by or on behalf of a participant.

      LOANS

      Subject to the Plan's provisions and the requirements contained within ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), participants may apply for a loan from the Plan at an annual interest rate equal to the prime rate, as published in The Wall Street Journal for the first business day of the month in which the loan application is initiated, plus one percent.

                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999



      Loan repayments by participants who are employed by the Company are generally made through after-tax payroll deductions.

      WITHDRAWALS

      Prior to termination of employment, a participant may withdraw weekly, subject to the Plan's notice requirements, all or a portion of the value of his or her rollover contributions account, all or any portion of the vested value of his/her account if the participant has attained age 59-1/2 or becomes totally and permanently disabled, or all or any portion of the value of his/her contributions account in the event of demonstrated financial hardship, subject to the Plan's provisions.

      Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant's account. Withdrawals from the Citigroup Common Stock Fund, and the American Express Common Stock fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and withdrawals from other funds are paid in cash. Participants' after-tax contributions and earnings thereon are nonforfeitable and may be withdrawn at any time.

      DISTRIBUTIONS

      A Participant after leaving the company, can have the total of his/her account distributed in a lump-sum payment, or if the vested account balance is greater than $5,000, in installments or annuities.

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (A)   ACCOUNTING METHOD

            The financial statements of the Plan have been prepared on the accrual basis of accounting.

            In September 1999, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters. SOP 99-3 simplifies the disclosure for certain investments and is effective for plan years ending after December 15, 1999 with earlier application encouraged. The Plan has adopted SOP 99-3 for the Plan year ending December 31, 1999.

                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


      (B)   INVESTMENT VALUATION AND INCOME RECOGNITION

            The shares of common stock held by the Citigroup Common Stock Fund and the American Express Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange for the last business day of the year. The shares of the mutual and commingled funds are valued at the net asset value per share as of December 31, 2000 and 1999.

            Short-term money market investments and participant loans are valued at cost plus interest received which approximates fair value. Guaranteed investment contracts and guaranteed annuity contracts are valued at contract value which approximates fair value. The Universal Life Insurance Contract is carried at contract value, which approximates fair value as reported to the Plan by TransAmerica Assurance Company.

            Purchases and sales of securities are recorded on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

      (C)   PAYMENT OF BENEFITS

            Benefits are recorded when paid.

      (D)   USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS

            The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates.

      (E)   NEW ACCOUNTING STANDARD

            In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement will become effective beginning January 1, 2001. The company is currently evaluating the impact of adopting the standard and will comply as required.

                       TRAVELERS GROUP 401(K) SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 1999


(4)   NON - PARTICIPANT DIRECTED INVESTMENTS

      Information about the net assets and significant components of the changes in the net assets relating to the nonparticipant-directed investment is as follows:

                                                         DECEMBER 31,

                                                    2000               1999
                                                    ----               ----
      Net Assets:
          Common Stock                           $892,450,030      $791,155,320
                                                 ============      ============

                                                     YEAR ENDED DECEMBER 31,

                                                     2000                1999
                                                     ----                ----

      Significant Changes in Net Assets:
          Investment Income                      $171,800,520      $322,739,093

          Benefits Paid to Participants          $  2,676,526      $  1,933,099

      Citibuilder Company Contributions paid to the Plan on behalf of a participant must stay in the Citigroup Common Stock Fund for five Plan years. After five Plan years, the restriction on the Citibuilder Company Contribution, made five years previously, lapses and that portion of Citibuilder Company Contributions and its earnings can be transferred to any of the available investment options.

      This five-year restriction also lapses when the participant reaches age
      55. Once a participant is vested in his/her company contributions the funds are available for distribution or rollover when they leave Citigroup.

(5)   FEDERAL INCOME TAX CONSEQUENCES

      On November 1, 1996, the Internal Revenue Service issued a determination letter approving the continued exemption of the Plan and its underlying Trust from federal income taxes under the Code. Since the date of this letter, the Plan has been amended. In the opinion of the Plan Administrator and the Plan's legal counsel, the Plan and its Trust are operated within the terms of the Plan and in compliance with the applicable rules of the Code.

                      TRAVELERS GROUP 401(K) SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 2000 and 1999

      Matching employer contributions, pre-tax contributions, discount contributions and the Plan earnings on all contributions are not taxable to participants until they are withdrawn by or distributed to the participants. Also, unrealized appreciation on shares of Citigroup common stock and American Express common stock distributed in a qualifying lump-sum distribution is not taxable at the time of distribution. As more fully discussed in investments previously, the Plan did not recognize taxable income as a result of the disposition of its shares of Travelers Property Casualty Corp.

      As more fully described in the subsequent events footnote below, the Plan will not recognize taxable income as a result of the merger of the six enumerated plans into the Plan.

(6)   RELATED PARTY TRANSACTIONS (PARTIES IN INTEREST)

      Certain Plan investments are shares of stock issued by Citigroup. Citigroup is the Plan sponsor as defined by the Plan.

      Certain Plan investments are shares of registered investment companies (mutual funds, stock funds and investment contracts) that are valued by Mutual Management Corporation, a subsidiary of Salomon Smith Barney Holdings, Inc. and Salomon Brothers Asset Management, Inc. Both are subsidiaries of Citigroup Inc.

      Certain Plan investments are shares of commingled trust funds managed by State Street Bank and Trust ("State Street"). State Street is the custodian of the Plan's assets.

      Travelers Life and Annuity Company provides investment contracts for the Plan. Travelers Life and Annuity Company is a wholly owned indirect subsidiary of Citigroup.

      At December 31, 2000, Citibank, N.A. was Trustee for many of the plans investments. Citibank, N.A. is an indirect wholly owned subsidiary of Citigroup.

      On April 4, 2000, Citigroup and State Street Corporation announced the formation of CitiStreet LLC a joint venture. CitiStreet provides administrative, outsourcing, investment management and investment advisory services to the employee benefit plans of corporation, governmental and other organization. Effective July 2, 2001, CitiStreet will manage the administration and recordkeeping for the plan.

(7)   SUBSEQUENT EVENTS:

      Effective July 1, 2001, the Travelers Group 401(k) Savings Plan will be renamed the Citigroup 401(k) Plan and the Citibuilder 401(k) Plan will be merged into the Citigroup 401(k) Plan. At the same time, five other plans
      - the Associates Savings and Profit Sharing Plan; Savings and Investment Plan for Associates of Wellspring Resources (part of CitiStreet); the State Street Salary Savings Plan (part of CitiStreet); the Geneva Companies 401(k) Savings Plan and the Geneva Group Inc. Employee Stock Ownership Plan will also be merged into the Citigroup 401(k) Plan.

                      TRAVELERS GROUP 401(K) SAVINGS PLAN
SCHEDULE H, LINE 4i -- SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                                DECEMBER 31, 2000

                                                                                      NUMBER                             CURRENT
IDENTITY OF ISSUE                                           DESCRIPTION    RATE      OF SHARES           COST             VALUE
-----------------                                           -----------    ----      ---------           ----             -----
*State Street Bank & Trust  Short-Term                       Short-Term              14,726,002    $   14,726,002    $   14,726,002
    Investment Fund****                                         Fund

Citigroup Common Stock                                      Common Stock             71,535,292       880,207,511     3,652,770,845
Van Kampen American Capital Common Stock                    Common Stock              1,035,374        16,176,732        17,839,501
American Express Common Stock                               Common Stock              3,444,931        27,559,937       189,255,897
                                                                                                   --------------    --------------
                                                                                                   $  923,944,180    $3,859,866,243
                                                                                                   --------------    --------------
MUTUAL FUNDS
*Smith Barney Money Funds Cash Portfolio                    Mutual Fund             176,741,131       176,741,131       176,741,131
*Smith Barney Government Securities Fund                    Mutual Fund               6,635,015        64,727,606        62,634,545
*Smith Barney Diversified Strategic Income Fund             Mutual Fund               3,483,944        27,097,383        24,213,408
*Salomon Brothers High Yield Bond Fund                      Mutual Fund               1,370,170        12,498,263        11,098,375
*SSGA  Bond Market Index Fund                               Mutual Fund                 787,195         9,133,008         9,735,240
  Daily EAFE Series A                                       Mutual Fund                 493,427         7,662,011         6,872,455
  Daily Emerging Markets Series A                           Mutual Fund                 320,627         2,834,056         2,251,124
*SSGA Russell 2000                                          Mutual Fund                 163,361         2,525,253         2,398,464
  S & P 500 Flagship Series A                               Mutual Fund                  73,904        18,329,349        16,679,879
*State Street Global Advisors S&P 500 Index Fund            Mutual Fund               1,623,846       341,506,133       366,497,115
*Smith Barney Appreciation Fund                             Mutual Fund              16,826,071       216,741,655       244,651,070
*Smith Barney Large Cap Growth Fund                         Mutual Fund               4,601,809       105,018,280       106,209,744
*Smith Barney Large Cap Value Fund                          Mutual Fund               8,721,744       134,429,472       153,764,344
*Salomon Brothers Investors Fund                            Mutual Fund                 859,699        18,664,164        17,520,660
*State Street Global Advisors Russell 2000 Index Fund       Mutual Fund               5,639,804        75,378,906        82,803,607
*Smith Barney Aggressive Growth Fund                        Mutual Fund               3,920,015       252,943,970       399,135,884
*Smith Barney International Equity Fund                     Mutual Fund               6,713,577       140,322,725       123,127,010
  EuroPacific Growth Fund                                   Mutual Fund               3,813,778       120,405,473       119,561,944
  Templeton Developing Markets Trust                        Mutual Fund               1,901,414        24,097,328        19,638,843
  Van Kampen American Capital Emerging Growth Fund          Mutual Fund               5,071,875       223,946,193       318,412,310
  Van Kampen American Capital Enterprise Fund               Mutual Fund               4,240,176        71,170,485        71,870,990
  Van Kampen American Capital Government Securities Fund    Mutual Fund                 383,546         3,922,346         3,869,982
*Salomon Brothers Capital Fund                              Mutual Fund               4,353,586        91,272,328       111,451,799
*Salomon Brothers Institutional Money Market Fund           Mutual Fund              47,403,247        47,403,247        47,403,247
  International Securities Fund                             Mutual Fund                   8,008            80,552            78,275

                                                                                                   $2,188,851,317    $2,498,621,445
                                                                                                   --------------    --------------


See Accompanying Independent Auditors' Report

                      TRAVELERS GROUP 401(K) SAVINGS PLAN
        SCHEDULE H, LINE 4i -- SCHEDULE OF ASSETS (HELD AT END OF YEAR)

                               DECEMBER 31, 2000

                                                                      MATURITY        NUMBER                                 CURRENT
IDENTITY OF ISSUE                          DESCRIPTION       RATE       DATE        OF SHARES              COST               VALUE
-----------------                          -----------       ----    ---------      ---------              ----               -----
  AIG Life Insurance Co. 18287                              6.940%    4/01/2002     3,593,458          3,593,458           3,593,458
  C.N.A. - GP24014-016                     Guaranteed       6.800%    4/30/2002     8,028,664          8,028,664           8,028,664
*Travelers Life Insurance Co. GR-16384     Investment       7.050%   12/15/2002    16,459,360         16,459,360          16,459,360
*Travelers Life Insurance Co. 16384-001    and Annuity      7.050%   12/31/2002    13,290,177         13,290,177          13,290,177
*Travelers Life Insurance Co. GR-16409A    Contracts***     6.340%   12/31/2002     5,326,335          5,326,335           5,326,335
*Travelers Life Insurance Co. GR-16569                      6.250%    8/15/2002     7,706,687          7,706,687           7,706,687
*Travelers Life Insurance Co. GR-16573                      6.300%   12/31/2001       936,658            936,658             936,658
*Travelers Life Insurance Co. GR-16878                      6.390%      *****     138,877,558        138,877,558         138,877,558
*Travelers Life Insurance Co. GR-16958                      5.960%    7/01/2003     2,163,131          2,163,131           2,163,131
*Travelers Life Insurance Co. GR-17104                      5.360%    7/01/2003    82,805,135         82,805,135          82,805,135
*Travelers Life Insurance Co. GR-17449                      6.940%    1/01/2004    86,575,687         86,575,687          86,575,687
*Travelers Life Insurance Co. GR-17653                      7.350%    3/01/2005    81,827,894         81,827,894          81,827,894
*Travelers Life Insurance Co. GR-8                          6.110%      *****     267,081,662        267,081,663         267,081,663
                                                                                                  --------------      --------------
                                                                                                  $  714,672,407      $  714,672,407
                                                                                                  --------------      --------------
Universal Life Insurance Contract                                                      86,571             86,571              86,571

Participant Loans  **                                     8.75% to                132,958,190        132,958,190         132,958,190
12,734 Loans                                                10.5%
                                                          Interest
                                                                                                  --------------      --------------
TOTAL                                                                                             $3,975,238,667      $7,220,930,858
                                                                                                   ==============     ==============



* Parties in interest exempt under ERISA regulations. See note 6 to financial statements.

** The interest rate on loans to participants equal one percentage point above the Prime Rate published in the Wall Street Journal for the first business day of the month in which the loan application is received.

*** The interest rates of the guaranteed investment contracts range from 5.4% to 7.4%. The annualized rate of return for 2000 was 6.44%.


****  Includes $136,756 belonging to the Fixed Income Securities Fund.


***** These contracts are collateralized by actively-managed bond portfolios and, therefore, do not have specified maturity dates.



See Accompanying Independent Auditors' Report.